Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended June 30, 2016

•	Revenues increased 3% compared to the three months ended June 30, 2015
•	Net Income increased 12% compared to the three months ended June 30, 2015
•	Adjusted EBITDA increased 3% compared to the three months ended June 30, 2015

ST. LOUIS, Missouri, August 9, 2016 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended June 30, 2016.

“World Point was able to attract new customers and lease additional tankage to existing customers under long-term contracts, thereby reducing the barrels of tankage under “spot” (month-to-month) contracts during the second quarter of 2016,” said Ken Fenton, President and Chief Operating Officer of WPT GP, LLC, the general partner of the Partnership. “I am pleased at the resulting continued trend of measured, incremental growth.”

Financial Summary

A summary of the financial results for the three months ended June 30, 2016 compared to the three months ended June 30, 2015, includes:

•	Revenues for the three months ended June 30, 2016 increased $0.7 million, or 3% compared to the three months ended June 30, 2015.
o	Base storage services fees increased $1.1 million, or 6%, primarily as a result of the addition of new customers at the Blakeley Island and Galveston terminals, increased terminaling activity at the Glenmont terminal and the addition of the Salisbury terminal in the fourth quarter of 2015, partially offset by reduced base storage fees at the St. Louis terminal.
o	Excess storage fees decreased slightly compared to the three months ended June 30, 2015.
o	Ancillary and additive services decreased $0.4 million, or 10%, primarily as a result of reduced polymer processing activity at the Granite City terminal caused by a disruption in the Keystone Pipeline.
•	Operating expenses for the three months ended June 30, 2016 increased $0.3 million or 4% compared to the three months ended June 30, 2015. This increase was primarily attributable to a (i) $0.4 million increase in other expense due to environmental compliance costs incurred at the Newark terminal, and (ii) $0.1 million increase in property taxes and utilities, offset by a (i) $0.1 million decrease in insurance expense and (ii) $0.1 million decrease in repairs and maintenance primarily due to periodic tank cleaning and repairs completed in the second quarter of 2015.

•	Selling, general and administrative expenses, including reimbursements to affiliates, for the three months ended June 30, 2016 increased $0.1 million or 4%, compared to the three months ended June 30, 2015 primarily as a result of higher audit and tax preparation fees in 2016.
•	Depreciation and amortization expense for the three months ended June 30, 2016 decreased $0.3 million, or 5%, compared to the three months ended June 30, 2015. This decrease is primarily due to terminal assets that became fully depreciated in December of 2015 and January of 2016 at the Baltimore and Newark terminals.
•	Interest expense for the three months ended June 30, 2016 increased slightly compared to the three months ended June 30, 2015.
•	Interest and dividend income for the three months ended June 30, 2016 decreased slightly compared to the three months ended June 30, 2015. This decrease was attributable to lower amounts of short-term investments held during the second quarter of 2016.
•	Gain on investments for the three months ended June 30, 2016 increased $0.3 million compared to the three months ended June 30, 2015. The increase was primarily attributable to a mark-to market gain on investments recorded at June 30, 2016 as opposed to a small loss at June 30, 2015.
•	Income tax expense for the three months ended June 30, 2016 increased slightly compared with the three months ended June 30, 2015.
•	Net income for the three months ended June 30, 2016 increased $1.0 million, or 12%, compared to the three months ended June 30, 2015. Net income was $0.27 per unit for the three months ended June 30, 2016.
•	Average daily terminal throughput for the three months ended June 30, 2016 decreased 27 mbbls, or 14%, compared to the three months ended June 30, 2015 primarily as a result of decreased throughput at the Galveston and Weirton terminals.
•	Adjusted EBITDA, as defined by the Partnership, increased $0.5 million for the three months ended June 30, 2016 compared with the three months ended June 30, 2015.

A summary of the financial results for the six months ended June 30, 2016 compared to the six months ended June 30, 2015, includes:

•	Revenues for the six months ended June 30, 2016 increased $0.1 million, or less than 1%, compared to the six months ended June 30, 2015.
o	Base storage services fees increased $0.9 million or 2%, primarily as a result of additional tanks at the Blakeley Island terminal that were placed under contract during the first half of 2016, increased terminaling activity at the Glenmont terminal, and the addition of the Salisbury terminal in the fourth quarter of 2015, partially offset by reduced base storage fees at the St. Louis terminal.
o	Excess storage services fees decreased $0.2 million, or 40% for the six months ended June 30, 2016 compared to the six months ended June 30, 2015.
o	Ancillary and additive services decreased $0.6 million, or 7%, compared to the six months ended June 30, 2015, primarily as a result of reduced polymer processing activity at the Granite City terminal caused by a disruption in the Keystone Pipeline, reduced barge loading fees at the Newark terminal and reduced heating fees at the Pine Bluff terminal.
•	Operating expenses for the six months ended June 30, 2016 decreased $0.2 million, or 1%, compared to the six months ended June 30, 2015. This decrease was primarily attributable to a (i) $0.4 million decrease in repairs and maintenance primarily due to periodic tank cleaning and repairs completed in the first half of 2015, (ii) $0.1 million decrease in labor costs, and (iii) $0.2 million decrease in insurance expense, offset by a (i) $0.3 million increase in other expense due to $0.4 million in environmental compliance costs incurred at the Newark terminal offset by $0.1 million in operational efficiencies achieved at the Chickasaw terminal, and (ii) $0.2 million increase in property taxes and utilities.

•	Selling, general and administrative expenses for the six months ended June 30, 2016 increased $0.2 million, or 8%, compared to the six months ended June 30, 2015 as a result of a (i) $0.3 million increase in audit and tax preparation expenses and (ii) $0.1 million increase in directors’ fees, offset by a $0.2 million decrease in insurance and professional fees.
•	Depreciation and amortization expense for the six months ended June 30, 2016 decreased $0.6 million, or 5%, compared to the six months ended June 30, 2015. This decrease is primarily due to terminal assets that became fully depreciated in December of 2015 and January of 2016 at the Baltimore and Newark terminals.
•	Interest expense for the six months ended June 30, 2016 increased slightly compared to the six months ended June 30, 2015.
•	Interest and dividend income for the six months ended June 30, 2016 decreased $0.1 million compared to the six months ended June 30, 2015. This decrease was attributable to lower amounts of short-term investments held during the first half of 2016.
•	Gain on investments for the six months ended June 30, 2016 increased $0.2 million compared to the six months ended June 30, 2015. The increase was primarily attributable to a mark-to market gain on investments recorded at June 30, 2016 as opposed to a small loss at June 30, 2015.
•	Income tax expense for the six months ended June 30, 2016 increased slightly compared with the six months ended June 30, 2015.
•	Net income for the six months ended June 30, 2016 increased $1.0 million, or 5%, compared to the six months ended June 30, 2015. Net income was $0.54 per unit for the six months ended June 30, 2016.
•	Average daily terminal throughput for the six months ended June 30, 2016 decreased 36 mbbls, or 19%, compared to the six months ended June 30, 2015 primarily as a result of decreased throughput at the Galveston, Newark and Weirton terminals.
•	Adjusted EBITDA, as defined by the Partnership, increased $0.3 million for the six months ended June 30, 2016 compared with the six months ended June 30, 2015.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Income for the three and six month periods ended June 30, 2016 and June 30, 2015.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on August 9, 2016.

Operational Update

The Partnership generated increased revenues, net income and Adjusted EBITDA in the second quarter of 2016 as compared to both the first quarter of 2016 and the second quarter of 2015. This increase continued the recovery from the period of reduced utilization that occurred during the middle of 2015 when some customers did not renew their contracts, resulting in approximately 580,000 barrels of tankage being placed under “spot” (month-to-month) contracts at the Galveston terminal.

During the second quarter of 2016, some spot contracts were terminated. As of June 30, 2016, 203,000 barrels of tankage remain under spot contracts, and 421,000 barrels of tankage are unutilized at the Galveston terminal. There is no certainty that we will be able to keep the remaining tanks under contract throughout 2016. In addition, there is no certainty that contracts expiring in 2016 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

The Partnership has recently completed the construction of two tanks totaling 178,000 barrels of storage capacity at the North Little Rock terminal and anticipates placing those tanks in service during the third quarter of 2016.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.5 million barrels of storage capacity at 18 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures for the three and six month periods ended June 30, 2016 and June 30, 2015.

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)

REVENUES
Third parties	$14,707	$15,183	$28,687	$30,457
Affiliates	10,403	9,254	20,988	19,123
	25,110	24,437	49,675	49,580

Operating costs, expenses and other
Operating expenses	7,247	7,324	13,881	14,650
Operating expenses reimbursed to affiliates	1,015	653	1,986	1,386
Selling, general and administrative expenses	850	923	1,891	1,960
Selling, general and administrative expenses reimbursed to affiliates	574	441	1,186	891
Depreciation and amortization	5,984	6,285	11,893	12,458
Income from joint venture	(197)	(61)	(417)	(170)
Total operating costs, expenses and other	15,473	15,565	30,420	31,175

INCOME FROM OPERATIONS	9,637	8,872	19,255	18,405

OTHER INCOME (EXPENSE)
Interest expense	(207)	(206)	(414)	(411)
Interest and dividend income	54	92	110	177
Gain (loss) on investments and other-net	121	(162)	125	(68)
Income before income taxes	9,605	8,596	19,076	18,103
Provision for income taxes	43	22	92	30
NET INCOME	$9,562	$8,574	$18,984	$18,073

Operating Data:
Available storage capacity, end of period (mbbls)	15,452	15,275	15,452	15,275
Average daily terminal throughput (mbbls)	167	194	157	193

Attachment B: Reconciliation of Net Income to Adjusted EBITDA and Net Cash Provided by Operating Activities

	For the Three Months Ended June 30,		For the Six months Ended June 30,
	2016	2015	2016	2015
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:

Net income	$9,562	$8,574	$18,984	$18,073
Depreciation and amortization	5,984	6,285	11,893	12,458
Depreciation and amortization – CENEX joint venture	129	113	258	223
Provision for income taxes	43	22	92	30
Interest expense	207	206	414	411
Interest and dividend income	(54)	(92)	(110)	(177)
Equity based compensation expense	637	635	1,271	1,270
(Gain) loss on investments and other - net	(121)	162	(125)	68
Adjusted EBITDA	$16,387	$15,905	$32,677	$32,356

Reconciliation of net cash provided by operating activities to Adjusted EBITDA:

Net cash flows from operating activities	$19,423	$15,568	$31,000	$28,438
Changes in assets and liabilities that provided cash	(3,469)	91	742	3,383
Amortization of deferred financing costs	(46)	(46)	(92)	(92)
Income from CENEX joint venture	197	61	417	170
Depreciation and amortization – CENEX joint venture	129	113	258	223
Provision for income taxes	43	22	92	30
Interest expense	207	206	414	411
Interest and dividend income	(54)	(92)	(110)	(177)
Realized gain (loss) on investments and other – net	(43)	(18)	(44)	(30)
Adjusted EBITDA	$16,387	$15,905	$32,677	$32,356

Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com

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